Exhibit 33.1

SYNCHRONY BANK

Management’s Assessment of Compliance

1.	Management of Synchrony Bank (the “Company”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB of the Securities and Exchange Commission, as of and for the twelve months ended December 31, 2021 (the “Reporting Period”), as set forth in Appendix A hereto. Appendix B identifies the transactions covered by this report and includes Synchrony Credit Card Master Note Trust and Synchrony Card Issuance Trust asset-backed securities transactions for which the Company acted as servicer involving private label and co-branded credit card receivables (such asset-backed securities transactions, the “Platform”);

2.	The Company has engaged certain vendors, which are not “servicers” as defined in Item 1101(j) of Regulation AB (the “Vendors”), to perform specific, limited or scripted activities, and the Company’s management elects to take responsibility for assessing compliance with the servicing criteria or portions of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto, as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06). Management has policies and procedures in place designed to provide reasonable assurance that the Vendors’ activities comply in all material respects with the servicing criteria applicable to each Vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the Vendors and related criteria;

3.	Except as set forth in paragraph 4 below, the Company used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.	The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to the Company based on the activities it performs, directly or through the Vendors, with respect to the Platform;

5.	The Company has complied, in all material respects, with the applicable servicing criteria as of December 31, 2021 and for the Reporting Period with respect to the Platform taken as a whole;

6.	The Company has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2021 and for the Reporting Period with respect to the Platform taken as a whole;

7.	The Company has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2021 and for the Reporting Period with respect to the Platform taken as a whole; and

8.	KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

March 25, 2022

Synchrony Bank

	By:	/s/ Eric Duenwald
	Name:	Eric Duenwald
	Title:	Treasurer

APPENDIX A

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria	Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party	INAPPLICABLE SERVICING CRITERIA
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X*
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.			X
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	X*
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X	X1
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.	X	X2
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.			X
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X*

* This servicing criterion is applicable only to the activities performed with respect to the Synchrony Card Issuance Trust transactions that are part of the Platform as noted in Appendix B.

1 The activities described in servicing criterion 1122(d)(1)(v) that are performed by a Vendor include both the aggregation of information and the conveyance of that information to the Company, as servicer.

2 Certain of the activities described in servicing criterion 1122(d)(2)(i) are outsourced to Vendors and the Company has elected to take responsibility for assessing such Vendors’ compliance with servicing criterion 1122(d)(2)(i).

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria	Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party	INAPPLICABLE SERVICING CRITERIA

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.			X
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X3	X3
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	X*
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X*
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X*
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

3 The activities described in servicing criteria 1122(d)(2)(vii)(A), (B) and (D) were outsourced to a Vendor for a portion of 2021 until the Company began directly performing such activities, and the Company has elected to take responsibility for assessing such Vendor’s compliance with such servicing criteria.

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria	Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party	INAPPLICABLE SERVICING CRITERIA

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset loan documents.	X*
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements	X*
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X*
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.	X*	X*, 4
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X*
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X	X5
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.			X

4 Servicing criterion 1122(d)(4)(iv) is applicable to the activities performed by Vendors with respect to the Platform as it relates to (x) the posting of certain payments on pool assets to the appropriate servicer’s obligor records and (y) allocation of certain payments on pool assets to principal, interest or other items in accordance with the related pool asset documents.

5 Certain of the activities described in servicing criterion 1122(d)(4)(viii) are outsourced to Vendors and the Company has elected to take responsibility for assessing such Vendors’ compliance with the servicing criterion.

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria	Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party	INAPPLICABLE SERVICING CRITERIA

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.		X
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X*
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X*, 6

6 With respect to servicing criterion 1122(d)(4)(xv), there were no activities performed during the twelve months ended December 31, 2021 with respect to the Platform because there were no occurrences of events that would require the Company to perform such activities.

APPENDIX B

Synchrony Credit Card Master Note Trust, Series 2014-VFN3 Notes

Synchrony Credit Card Master Note Trust, Series 2014-VFN4 Notes

Synchrony Credit Card Master Note Trust, Series 2014-VFN5 Notes

Synchrony Credit Card Master Note Trust, Series 2016-2 Notes

Synchrony Credit Card Master Note Trust, Series 2017-2 Notes

Synchrony Credit Card Master Note Trust, Series 2018-1 Notes

Synchrony Credit Card Master Note Trust, Series 2018-2 Notes

Synchrony Credit Card Master Note Trust, Series 2019-VFN1 Notes

Synchrony Credit Card Master Note Trust, Series 2020-VFN1 Notes

Synchrony Credit Card Master Note Trust, Series 2021-VFN1 Notes

Synchrony Card Issuance Trust, SynchronySeries Class A(2018-1) Notes

Synchrony Card Issuance Trust, SynchronySeries Class A(2019-1) Notes

Synchrony Card Issuance Trust, SynchronySeries Class A(2019-2) Notes